         EXHIBIT 11.1 - STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
         --------------------------------------------------------------

                                               Three months ended
                                           ---------------------------
                                            March 31,      March 31,
                                              1996           1995
                                           -----------   -------------
Primary:
Average Common shares outstanding.......     8,666,527        938,590
Preferred Stock converted to common
 shares.................................            --      3,031,279
Stock options and warrants issued
 during the period prior to the initial
 public offering using the treasury
 method (offer price of $14 per share)..            --      1,052,461
Net effect of dilutive stock options -
 based on the treasury stock method
 using average market price.............       370,134             --
Net effect of dilutive warrants - based
 on the treasury stock method using
 average market price...................        50,329             --
                                            ----------   ------------


Total Shares............................     9,086,990      5,022,330
                                            ==========    ===========
Net income (loss).......................    $1,257,501    $(1,342,856)
                                            ==========    ===========
Per share amount........................    $     0.14    $     (0.27)
                                            ==========    ===========

Fully diluted:
Average Common shares outstanding.......     8,666,527        938,590
Preferred Stock converted to common
 shares.................................            --      3,031,279
Stock options and warrants issued
 during the period prior to the initial
 public offering using the treasury
 method (offer price of $14 per share)..            --      1,052,461
Net effect of dilutive stock options -
 based on the treasury stock method
 using fair market price at the end of
 the period.............................       377,480             --
Net effect of dilutive warrants - based
 on the treasury stock method using
 fair market price at the end of the
 period.................................        51,200             --

Total shares............................     9,095,207      5,022,330
                                            ==========    ===========
Net income (loss).......................    $1,257,501    $(1,342,856)
                                            ==========    ===========
Per share amount........................    $     0.14    $     (0.27)
                                            ==========    ===========
